Revett Minerals Inc.

Revett Minerals Announces US$20 Million Revolving Credit Facility with Société Générale

Spokane Valley, Washington, December 12, 2011 - Revett Minerals Inc. (RVM:TSX/NYSE AMEX:RVM) announced today that its wholly-owned subsidiary, the Revett Silver Company, has entered into a revolving credit agreement with Société Générale as administrative agent. The US$20 million credit facility is subject to interest at the London Interbank Offered Rate (“LIBOR”) plus 350 basis points for an initial three year term. The credit facility may be increased to US$30 million under specified circumstances.

The credit facility may be used for general corporate purposes, including I Bed development at the Troy Mine, Phase I development at Rock Creek, and the financing of eligible acquisitions. Letters of credit issued under the facility may also be used to satisfy reclamation bonding requirements at the Troy Mine and the Rock Creek project.

John Shanahan, President and CEO, stated “This credit facility gives us flexibility as we continue to develop and extend mine life at Troy and gear ourselves up for development at Rock Creek. It is important that we fully utilize cash flows from the Troy Mine to seed our next stage of growth, particularly at current low interest rates. This credit facility also enables us to enter into the debt markets and establish a track record as we plan our funding options for Phase II development of the Rock Creek project.”

Revett Silver Company is the designated borrower under the facility. Revett Minerals Inc., Troy Mine Inc. and RC Resources, Inc. are guarantors of the facility. Draws under the facility may be in the form of revolving credit loans or letters of credit. The facility is secured by first priority liens and security interests in the properties and assets comprising the Troy Mine, by Revett Silver Company’s pledge of the outstanding common stock of Troy Mine Inc. and RC Resources, Inc., and by Revett Minerals Inc.’s pledge of the outstanding common stock of Revett Silver Company. No common shares, options or warrants of Revett Minerals Inc. have been issued to Société Générale or any other person in connection with this agreement.

About Revett

Revett, through its subsidiaries, owns and operates the currently producing Troy Mine in Lincoln County, Montana and development-stage Rock Creek Project located in Sanders County, Montana, USA. The proven reserves at the Troy Mine and significant resources at the Rock Creek project form the basis of our plan to become a solid mid-tier base and precious metals producer. Revett plans on expanding production through exploration in and around its current properties, as well as through targeted business combinations of advanced stage projects.

John Shanahan
President & CEO

11115 East Montgomery, Suite G, Spokane Valley, WA 99206
509-921-2294 fax 509-891-8901

For more information, please contact: Monique Hayes, Corporate Secretary/Investor Relations at (509) 921-2294 or visit our website at www.revettminerals.com

Except for the statements of historical fact contained herein, the information presented in this news release may contain "forward-looking statements" within the meaning of applicable Canadian securities legislation and The Private Securities Litigation Reform Act of 1995. Generally, these forward looking statements can be identified by the use of forward-looking terminology such as "plans", "expects", or "does not expect", "is expected", "is not expected", "budget", "plans", "schedule", "estimates", "forecasts", "intends", "anticipates", "or does not anticipate" or "believes" or variations of such words and phrases or state that certain actions, events or results "may", "could", "would", "might" or "will" be taken, "occur" or "be achieved". Forward-looking statements contained in this news release include but are not limited to statements with respect to drawing upon the revolving credit facility, continued development and expansion of the Troy Mine and the extension of its mine life, development of Rock Creek, cash flows from the Troy Mine being fully utilized to seed development and the financing of eligible acquisitions. . Forward looking statements are subject to known and unknown risks, uncertainties and other factors. Actual results and developments could be affected by failing to meet conditions precedent to draw down on the credit facility, development risks and production risks, legal challenges and appeals, permitting requirements, metal prices, the ability of the Company to raise the necessary financing for development and/or eligible acquisitions and the ability of the Company to locate eligible acquisitions as well as those other factors discussed under "Risk Factors" in the Form 10-K filed on SEDAR at www.sedar.com and with the SEC on EDGAR. Although the Company has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Revett Minerals does not undertake to update any forward-looking statements, except in accordance with applicable securities laws.

11115 East Montgomery, Suite G, Spokane Valley, WA 99206
509-921-2294 fax 509-891-8901